Exhibit 10.13

NON-DISCLOSURE, NON-SOLICITATION AND NON-COMPETITION AGREEMENT

THIS AGREEMENT is made as of this 6th day of October, 2014.

BETWEEN:

CYNAPSUS THERAPEUTICS INC.

(hereinafter called the “Corporation”)

- and -

THIERRY BILBAULT

(hereinafter called the “Executive”)

WHEREAS the Corporation is a specialty pharmaceutical company developing a drug to treat the motor symptoms of Parkinson’s disease;

AND WHEREAS it would be to the detriment of the Corporation if the Executive were to become associated with a competitor of the Corporation, to solicit or accept remuneration from clients or suppliers of the Corporation, solicit or hire employees of the Corporation or to disclose confidential information of the Corporation;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                           Confidential Information

(a)          Confidential Information is a Valuable Company Asset. The Corporation’s Confidential Information (as defined below) is a valuable, special and unique asset of the Corporation’s business and is essential to the performance of the Executive’s duties as a team member at the Corporation. It is vital to the Corporation’s legitimate business interests that the confidentiality of all Confidential Information be preserved. Use or reliance on the Confidential Information by or on behalf of any other business or commercial activity in competition with the Corporation could result in irreparable harm to the Corporation.

(b)          Corporation Information. The Executive agrees to hold in strict confidence, and not to use, except for the benefit of the Corporation, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Corporation, any Confidential Information of the Corporation, and such agreement with respect to Confidential Information shall remain in effect at all times during the term of his employment and at any time thereafter.

(c)          “Confidential Information” Defined. The Executive understands that “Confidential Information” means any and all information and knowledge regarding the business of the Corporation which the Executive assimilates or to which the Executive has access during his employment with the Corporation including, but not limited to, information about the Corporation’s proprietary methods, methodologies and disciplines, technical data, trade secrets, know-how, research and development information, product plans, products, services, clients and prospective clients as identified from time to time in the records of the Corporation, client information, employees, books and records of the Corporation, corporate relationships, suppliers, markets, computer software, computer software development, inventions, processes, formulas, technology, designs, business plans, and matters of a business nature such as information regarding marketing, recruiting, costs, pricing, finances, financial models and projections or other similar business information. The Executive further understands that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no act of the Executive. The Executive further agrees that all Confidential Information shall at all times remain the property of the Corporation. The term “Confidential Information” will not, however, include information which (i) is or becomes publicly available other than as a result of a disclosure by the Executive, or (ii) is or becomes available to the Executive on a non-confidential basis from a source (other than by the Corporation or a representative of the Corporation) that is not prohibited from disclosing such information to the Executive by a legal, contractual or fiduciary obligation to the Corporation.

(d)          Former Employer Information. The Executive represents and warrants that the execution of this Agreement and performance of the Executive’s obligations hereunder will not conflict with, result in the breach of any provision of, or the termination of or constitute a default under any agreement with any other person or entity of which the Executive is a party or by which the Executive is bound. Furthermore, the Executive agrees that he will not, during his employment with the Corporation, improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity with which the Executive has an agreement or duty to keep in confidence and that the Executive will not bring onto the premises of the Corporation any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(e)          Third Party Information. The Executive recognizes that the Corporation has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Corporation’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out his work for the Corporation.

(f)          Corporation Property. The Executive agrees that all documents, materials, software, or other media, or information of any kind concerning any matters affecting or relating, directly or indirectly, to the Corporation’s business, products or services (collectively, “Media”), whether or not they contain or embody Confidential Information, and all Confidential Information are the exclusive property of the Corporation. The Executive agrees to exercise care in accessing, storing and disposing of Media, particularly when it includes Confidential Information. Immediately upon any termination of the Executive’s employment or at any time upon the request of the Corporation, the Executive agrees to deliver to the Corporation all Media then in his possession or control. If the Media cannot be reasonably delivered, the Executive agrees to provide reasonable evidence that the Media has been destroyed, including but not limited to, purging or erasing any computer files or data records, provided, however that the Executive will not destroy or discard any Media without prior authorization from the Corporation. The term “Media” will not, however, include information which (i) is or becomes publicly available other than as a result of a disclosure by the Executive, or (ii) is or becomes available to the Executive on a non-confidential basis from a source (other than by the Corporation or a representative of the Corporation) that is not prohibited from disclosing such information to the Executive by a legal, contractual or fiduciary obligation to the Corporation.

(g)          Acknowledgement of Fiduciary Duty. The Executive acknowledges that he is a fiduciary of the Corporation and owes the Corporation a duty to act in the best interests of the Corporation at all times during his employment and for a reasonable period of time following the termination for any reason of his employment. Without limiting any provision, covenant or restriction in this Agreement, the Executive acknowledges that he shall not use or assist in the use of any Confidential Information or Media for the Executive’s personal benefit or the benefit of a third party.

2.                           Inventions

(a)          Inventions Retained and Licensed. The Executive has attached hereto as Schedule “A” a list describing all inventions, original works of authorship, developments, improvements and trade secrets, if any, which:

(i)	were made by him prior to his employment with the Corporation,

(ii)	which belong to him, and

(iii)	which relate to the Corporation’s current or anticipated business, products or services (collectively referred to as “Prior Inventions”).

The Prior Inventions are not being assigned to the Corporation hereunder. If no such list is attached, the Executive represents that there are no such Prior Inventions. If in the course of his employment with the Corporation, the Executive incorporates a Prior Invention owned by him or in which the Executive has an interest into a Corporation product, process, client deliverable or machine:

(A)	the Corporation is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, copy, sublicense and sell such Prior Invention as part of or in connection with such product, process, client deliverable or machine, and

(B)	the Executive shall not have any right, title or interest in or to such the Corporation product, process, client deliverable or machine.

(b)          Assignment of Inventions. The Executive agrees to promptly make full written disclosure to the Corporation and will hold in trust for the sole right and benefit of the Corporation, and the Executive hereby assigns to the Corporation, or its designee, all the Executive’s right, title and interest in and to any and all Inventions (defined below). The Executive understands and agrees that “Inventions” means any ideas, discoveries, know-how, innovations, writings, works of authorship, drawings, designs, inventions, trade secrets, business plans, developments and improvements, whether or not patentable or registrable under copyright or similar laws, or reduced to practice or writing, which the Executive solely or jointly conceives, develops or reduces to practice during the period the Executive is employed by the Corporation, and which:

(i)	relate to the Corporation’s current or anticipated business, products or services; or

(ii)	are based on any Confidential Information; or

(iii)	are developed:

(A)	at or using the Corporation’s or a Corporation or client project’s facilities;

(B)	in conjunction with a Corporation project; or

(C)	using the Corporation Media or computer or communications systems.

(c)          Waiver of Rights. The Executive waives all moral rights in or to the Inventions.

(d)          Maintenance of Records. The Executive agrees to keep and maintain adequate and current written records of all Inventions made by the Executive (solely or jointly with others) during the term of the Executive’s employment with the Corporation. The records will be available to and remain the sole property of the Corporation at all times.

(e)          Patent and Copyright Registrations. The Executive agrees to assist the Corporation, or its designee, at the Corporation’s expense, in every proper way to secure the Corporation’s rights in and to the Inventions and any copyrights, patents or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Corporation of all pertinent information and data with respect thereto and the execution of all applications, specifications, oaths, assignments and all other instruments which the Corporation shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Corporation, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Inventions, and any copyrights, patents or other intellectual property rights relating thereto.

3.                           Solicitation of Employees

The Executive recognizes and agrees that the Corporation’s employees must by the nature of their jobs have access to Confidential Information, that the Corporation invests in its employees by making specialized training available to them and that the Corporation has a legitimate interest in protecting its employee relationships and in maintaining a stable workforce. During the Executive’s employment with the Corporation and for a period of two years following the termination of his employment with the Corporation, for any reason, the Executive agrees to refrain from and will not, directly or indirectly, as an independent contractor, employee, consultant, agent, partner, joint venture or otherwise solicit or attempt to solicit or assist another person in the solicitation of employees of the Corporation, either for the Executive’s own business or for any other person or entity.

4.                           Covenants Against Solicitation of Clients.

The Executive agrees that the Corporation has a legitimate interest in protecting its client and supplier relationships. During the Executive’s employment with the Corporation and for a period of one year following the termination of his employment with the Corporation, for any reason (the “Non-Competition Period”), the Executive agrees to refrain from and will not, directly or indirectly, accept business from, solicit, divert or take away, or attempt to accept business from, solicit, divert or take away, the business or patronage of any of the clients or suppliers of the Corporation which were contacted, solicited, supervised or served by the Executive during his employment or with which the Executive had contact during his employment (each, a “Client”). Notwithstanding the foregoing, and for greater clarity, during the Non-Competition Period, the Executive will be entitled to accept business from a Client provided that it does not involve or relate to a Competitive Business Activity. For the purposes of this Agreement, the term “Competitive Business Activity” shall mean the development or production of pharmaceutical products to treat the motor symptoms of Parkinson’s disease.

5.                           Covenants Against Employment with Clients or Competitors.

THE EXECUTIVE ACKNOWLEDGES AND UNDERSTANDS THAT THIS SECTION MAY AFFECT HIS RIGHT TO ACCEPT EMPLOYMENT WITH OTHER COMPANIES SUBSEQUENT TO EMPLOYMENT BY THE CORPORATION. The Executive acknowledges and agrees that the Corporation operates its business in a highly competitive environment, that the Corporation’s employees must by the nature of their jobs have access to Confidential Information and that the Corporation invests in its employees by making specialized training available to them.

(a)          Clients. As a material inducement for the Corporation to employ or to continue to employ the Executive, as the case may be, and in order to protect the Corporation’s Confidential Information and goodwill, the Executive agrees that during the time the Executive is employed by the Corporation, and during the Non-Competition Period, the Executive shall not, directly or indirectly, without the prior written consent of the Corporation, provide services to, accept employment with or seek remuneration from any Client or any entity controlled by, controlling or under common control with, any Client. Notwithstanding the foregoing, and for greater clarity, during the Non-Competition Period, the Executive shall be permitted to (A) provide services to or seek remuneration from any Client, provided that the services rendered do not involve or relate to a Competitive Business Activity, and (B) accept employment with any Client, provided that such Client is not engaged in a Competitive Business Activity.

(b)          Competitors. As a material inducement for the Corporation to employ or to continue to employ the Executive, or as the case may be, and in order to protect the Corporation’s Confidential Information and goodwill, the Executive agrees that during the time the Executive is employed by the Corporation and during the Non-Competition Period, the Executive shall not, directly or indirectly, without the prior written consent of the Corporation:

(i)	assist with the creation of any Competing Organization (as below); or

(ii)	within a 150 kilometre radius of the Corporation’s office or any location where the Executive has performed services for the Corporation, render services as an employee, consultant or otherwise to any Competing Organization.

(c)          “Competing Organization” Defined. For the purposes of this Section 5, a “Competing Organization” means any person or organization which is engaged in or is about to become engaged in a Competitive Business Activity.

(d)          Modification of Restrictions in Sections 3, 4 or 5 by Court. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restrictions imposed upon him pursuant to Sections 3, 4 or 5. The Executive agrees that the restrictions set forth in Sections 3, 4 and 5 are fair and reasonable and are reasonably required for the protection of the interests of the Corporation. However, should a court nonetheless determine at a later date that such restrictions are unreasonable in light of the circumstances as they then exist, then the Executive agrees that Sections 3, 4 or 5 (or any combination of them) shall be construed in such a manner as to impose on the Executive such restrictions as may then be reasonable and sufficient to assure the Corporation of the intended benefits of the Section in question.

(e)          Possible Extension of Time Period. The time period during which the Executive is prohibited from engaging in certain business practices pursuant to Sections 3, 4 and 5 may by order of a court be extended by any length of time during which the Executive is in breach of such covenants.

6.                           General Provisions

(a)          Governing Law. This Agreement will be governed by the laws of the Province of Ontario.

(b)          Entire Agreement: Approvals or Consents; Modifications. This Agreement, together with the Executive’s employment agreement with the Corporation dated the date hereof, sets forth the entire agreement and understanding between the Corporation and the Executive relating to the subject herein and supersedes all prior discussions and agreements with respect hereto. Any subsequent change or changes in the Executive’s duties, role, salary or compensation will not affect the validity or scope of this Agreement. In any instance under this Agreement in which the authorization, consent or approval by the Corporation is required or can be given, such authorization, consent or approval:

(i)	may be given, withheld or conditioned in the Corporation’s sole discretion; and

(ii)	to be effective must be in writing and signed by the President or a Director unless specifically provided otherwise in this Agreement.

No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both parties.

(c)          Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d)          Successors and Assigns. This Agreement will be binding upon the Executive’s heirs, executors, administrators and other legal representatives and will be for the benefit of the Corporation, its successors and assigns.

(e)          Enforcement in Accordance with Law. The parties agree that this Agreement will be enforced in accordance with applicable law.

(f)          Waiver of Breach. The waiver by the Corporation of a breach of any of the provisions of this Agreement by the Executive shall not be construed as a waiver by the Corporation of any subsequent breach by the Executive.

(g)          Equitable Relief. The Executive acknowledges and agrees that a breach of any provision of this Agreement will cause irreparable damage to the Corporation, and that such breach, the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, without the necessity of providing actual damages, and shall be further entitled to an accounting of all earnings, profits or other benefits acquired by the Executive as a result of such breach, and to any other remedy now or hereafter provided at law for such breach.

(h)          Independent Legal Advice. The Executive confirms that he has been afforded an opportunity to obtain independent legal advice regarding the terms of this Agreement. Further, it is confirmed by the Executive that he has entered this Agreement freely, voluntarily and without duress.

[ Signature Page Follows ]

SIGNED, SEALED & DELIVERED	)
in the presence of:	)
)
)
)
/s/ Andrew Williams	)	/s/ Thierry Bilbault
Witness		THIERRY BILBAULT

CYNAPSUS THERAPEUTICS INC.

Per:	/s/ Anthony Giovinazzo
Authorized Signing Officer

Per:	/s/ Andrew Williams
Authorized Signing Officer

- 8 -